Clinton Group, Inc.
                               9 West 57th Street
                                   26th Floor
                               New York, NY 10019

                                 August 31, 2009

Select Comfort Corporation
9800 59th Avenue North
Plymouth, MN 55442
Attention:  Mr. William R. McLaughlin


Dear Mr. McLaughlin:

As you know, the Clinton Group, Inc. and Clinton Magnolia Master Fund, Ltd. own 3,262,638 shares of Select Comfort Corporation (the "Company"). We have reviewed the Company's Form 8-K filed with the United States Securities and Exchange Commission on August 28, 2009, in which the Company disclosed that the proposal to approve the transaction with Sterling Partners SC received affirmative votes representing 49.94% of shares represented and entitled to vote in person or by proxy for the proposal and not the required majority to pass.

While we note that the shareholder vote on this matter was exceedingly close, we also are concerned that the vote was not tallied correctly. For instance, we believe that a number of votes may have been changed, including near the time the polls were closed, and that other votes may have been disqualified or not included in the final count. We understand requests were made to adjourn the meeting so a careful tabulation and certification could be made. Given the close margin and the apparently hasty manner in which the votes were tabulated and certified, there is a distinct possibility that errors were made that were outcome determinative.

The fact that the Sterling proposal may not have passed also means the Company is at a critical juncture. We understand the Company's forbearance agreement with its lenders may soon expire pursuant to its terms and the Company is in default of its indebtedness. We believe the Company will be challenged to raise the necessary capital needed to satisfy its lenders in a short period of time. The Company is therefore at high risk that the lenders will exercise remedies under the related documents, possibly requiring the Company to file bankruptcy.

Given the narrow margin of the vote, the high likelihood that the final outcome could have been tabulated incorrectly, and the real possibility the Company's lenders may soon take steps to exercise remedies, we believe the Company's board and its officers, acting pursuant to prudent fiduciary standards, including those in Sections 302A.251 and 302A.361 of the Minnesota Business Corporation Act, are required to commence a recount and audit of the vote by an independent third party. Such recount and audit are standard practice in a contested shareholder vote. As shareholders of the Company, we hereby demand that such recount and audit be initiated and concluded as soon as possible, given the Company's financial difficulties. We also demand that our representatives be permitted to observe and participate in this recount process.


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Finally, as set forth in the attached Exhibit A, we hereby demand that we and our representatives be given immediate access to the books and records set forth therein.

Given the Company is at a critical juncture, we believe shareholders do not have all of the required information necessary to assess the prospects of their investment in the Company. We also demand that the Company publicly disclose, as soon as possible, their strategy for raising capital and for dealing with existing bank covenant defaults.

We look forward to your prompt response to this letter and moving forward along the lines we have outlined. As always, do not hesitate to contact me if you have any questions.

Very truly yours,

CLINTON GROUP, INC.



By  /s/ Vincent D'Arpino
    -----------------------
    Name:  Vincent D'Arpino
    Title: General Counsel


CC:  Board of Directors of Select Comfort Corporation


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                       Clinton Magnolia Master Fund, Ltd.
                               9 West 57th Street
                                   26th Floor
                               New York, NY 10019


                                 August 31, 2009

Select Comfort Corporation
9800 59th Avenue North
Plymouth, MN 55442
Attention: Mark A. Kimball, Secretary

         Re: DEMAND FOR RIGHT TO INSPECT BOOKS AND RECORDS PURSUANT TO SUBDIVISION 4 OF SECTION 302A.461 OF THE MINNESOTA BUSINESS CORPORATION ACT (THE "MBCA")

Ladies and Gentleman:

Clinton Magnolia Master Fund, Ltd. ("Clinton") is the beneficial owner of 3,262,638 shares of common stock, $0.01 par value per share ("Common Stock"), of Select Comfort Corporation (the "Company"). Pursuant to subdivision 4 of Section 302A.461 of the Minnesota Business Corporation Act (the "MBCA"), as the beneficial owner of the shares of Common Stock stated above, Clinton hereby demands that it and its attorneys, representatives and agents be given, during regular business hours, the opportunity to examine and copy the books, records and documents of the Company set forth below.

The purpose of this demand is to verify the results of the shareholders' meeting held on August 27, 2009, at which shareholders were asked to approve the transaction with Sterling Partners SC as set forth in its proxy statement dated July 28, 2009.

Given the Company's position that the proposal with Sterling Partners SC was not approved as set forth in the Company's Form 8-K filed with the United States Securities and Exchange Commission on August 27, 2009, and the fact that the Company is in default on its indebtedness and faces significant consequences if the Sterling proposal was not approved, Clinton has a compelling interest in reviewing the documents set forth herein as soon as possible, and before the 10 day period set forth in Subd. 2 of Section 302A.461 of the MBCA. Clinton therefore demands that the documents set forth herein be made available as soon as possible.

The books, records and documents of the Company to be produced for inspection are as follows:

  1. A complete record or list of the shareholders of the Company, certified by the Company's transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number, series and class of shares of stock of the Company held by, each shareholder as of the close of business on July 20, 2009 used for the Special Meeting of Shareholders on August 27, 2009 (the "Special Meeting").

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  2.     All ballots, proxies and other corporate records that reflect or relate to the votes cast in connection with the Special Meeting.

  3. The certification of the shareholder vote at the Special Meeting by Broadridge Financial Solutions, Inc. ("Broadridge") and all corporate records related thereto.

  4. All corporate records of the Company (including to the extent that they are corporate records of the Company, documentation created by Georgeson Inc.("Georgeson") and Broadridge) related to the tabulation of shareholder votes at the Special Meeting, including votes that were changed and votes that were disqualified.

  5. All corporate records of the Company related to communications amongst officers, directors and employees of the Company regarding the tabulation of the vote at the Special Meeting and like corporate records regarding communications between the Company and third parties, including Broadridge and Georgeson.

Clinton demands that all changes, modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

To the extent required by subdivision 5 of Section 302A.461 of the MBCA, Clinton will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with making copies of the information demanded.

Clinton hereby designates and authorizes Marc Weingarten and David Rosewater of Schulte Roth & Zabel LLP and any other persons designated by them or by Clinton, acting singly or in any combination, to conduct the inspection and copying herein requested.

Please advise Clinton's counsel, David Rosewater, Esq. of Schulte Roth & Zabel LLP, at (212) 756-2208, as promptly as practicable, when and where the items requested above will be made available to Clinton. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify Clinton immediately in writing, with a copy to David Rosewater, Esq., Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, facsimile
(212) 593-5955, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Clinton will assume that the Company agrees that this request complies in all respects with the requirements of the MBCA and all other relevant laws. Clinton reserves the right to withdraw or modify this request at any time.


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Very truly yours,


CLINTON MAGNOLIA MASTER FUND, LTD.
By Clinton Group, Inc., its investment manager



By  /s/ Vincent D'Arpino
    -----------------------
    Name:  Vincent D'Arpino
    Title: General Counsel



State of New York   )
                    ) ss:
County of New York  )

This instrument was acknowledged before me on August 30, 2009 by Vincent D'Arpino, General Counsel of Clinton Group, Inc., as investment manager of Clinton Magnolia Master Fund Ltd.

Notary Public  /s/ Gillett J. Checkley
               -------------------------
               Gillett J. Checkley


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